Exhibit 10-25


First Choice Health Network (FCHN)
2003-2005 Long-Term Incentive Program (LTI)

LTI Plan Objectives

Recognize contributions of key executives in the future. Retain key executives while motivating the ongoing success of FCHN and its shareholders.

LTI Plan Type

Performance based long-term incentive plan with 80% of potential related to specific long-term strategic business objectives and 20% related to specific long-term financial objectives.

LTI Plan Design

Three-year cycle with a cycle budget of $675,000.
Three-year cycle to begin 1/1/2003.
A second three-year will be considered for the period 2005-2007.
LTI amounts for the 2003-2005 three-year cycle vest at the end of that three-year cycle.

LTI Eligibility

President & CEO, EVP and CFO, Vice Presidents for a total of 8 key executives.

Award Potential per Participant for 2003-2005 Three-Year Cycle

Of the $675,000 maximum three-year cycle potential, the distribution will be as follows:

       President and CEO      $225,000
       EVP and CFO            $150,000
       VP (6 total)           $ 50,000  each
                              --------
       Total                  $675,000
                              ========

LTI Performance Metrics

MBO performance metrics for the 2003-2005 three-year cycle will be based on the six-point business plan presented to the Board of Directors in September 2002. Approximately 6 to 8 LTI MBOs and progress against them will be documented for each of the executives in the LTI program as a segment of the annually produced and routinely updated FCHN Master Operations Plan. The Chairs of the Board and Compensation Committee will meet quarterly with the CEO to review progress against LTI MBO's.

80% of the LTI potential will be based on the level of achievement by each executive towards their LTI MBOs as these are defined consistent with the three-year strategic plan for a three-year LTI cycle.

20% of LTI value will be based on actual cumulative EBITDA results for the three-year LTI cycle as compared to the approved three-year strategic plan. A minimum threshold of 75% cumulative achievement of all LTI MBOs must occur for there to be any LTI value at the end of a three-year LTI cycle.

All individual LTI MBOs will be objectively measurable and include specific metrics for achieving 100% of target as well for lesser levels of achievement. In addition, individual LTI MBOs must be achieved at a 75% level to create any cumulative LTI value (e.g. LTI MBO=Achieve 912,350 member months of ASO/TPA business line membership for the period of 1/2003 through 12/2005 to achieve 100% award for this LTI MBO (this number is taken directly from the recently presented three-year plan). The percentage of award for this LTI MBO reduces pro rata with reduced member months, except that there is no LTI award for this MBO below 648,426 member months - i.e. below 75% of target).

The 5 to 8 LTI MBOs will be weighted in accordance to their relative importance for the three-year strategic plan (e.g. plan exit without another required capital infusion is weighted more heavily than achieving targeted ASO/TPA membership goals).

LTI Payouts for each Three-Year Cycle

The value of the payout at the end of the three-year cycle will be the sum total of the performance for all LTI MBOs for that three-year cycle calculated as outlined above.

Payout will normally be in cash by the end of the first quarter after calendar year end.

Participants may choose to have a payout or a portion of a payout made as deferred compensation to be placed in the FCHN Rabbi Trust.

Provisions in the event of Participant Termination

Death, disability, retirement or termination without cause will result in payment at the rate of LTI performance value appreciation for calendar years of service completed prior to the time of the event.

Resignation or involuntary termination for cause will result in the immediate forfeiture of any LTI value.

Other Provisions

All cash payments are subject to withholding taxes at time of payout.

The LTI is not transferable.

The plan will be administered by FCHN or its designated representatives.

The company has the right to amend, modify, interpret or terminate the LTI plan at any time for any reason as long as benefits previously earned and unpaid under the plan are not eliminated.

The plan is unfunded. All accruals under the plan are unsecured and subject to creditors. Earned payouts placed in the FCHN Rabbi Trust are not subject to creditors.

1